Exhibit 99.1

Unifi Elects Rhonda Ramlo to the Board of Directors

Contributes nearly 30 years of strategic and business development experience to the Board

Greensboro, N.C. Oct. 28, 2021 -- Unifi, Inc. (NYSE: UFI), one of the world's leading innovators in recycled and synthetic yarns, today announced the election of Rhonda Ramlo to the Board of Directors, effective as of October 27, 2021.

Ms. Ramlo is currently Vice President & General Manager of Strategy, Acquisitions, and New Business Development at The Clorox Company, a leading multinational manufacturer and marketer of consumer and professional products, a position she has held since 2013. Prior to her current role, she served as Vice President & General Manager of The Clorox Company’s Laundry and Water Filtration businesses. Before joining the Clorox Company, Ms. Ramlo spent over 15 years in various executive leadership positions with Dreyer’s Grand Ice Cream Holdings, Inc. She also currently sits on the board of directors of two privately-held consumer packaged goods companies, Nuun, Inc. and REDD Bar. Ms. Ramlo received her B.A. in economics from the University of California, Berkley and obtained her MBA in general management from Harvard Business School.

Al Carey, Executive Chairman of Unifi, stated, “We are very excited to welcome Rhonda to Unifi’s Board of Directors. She brings nearly three decades of experience in strategic and business development consulting. Rhonda has a wonderful track record in brand strategy, marketing, sales, and innovation. We are confident that her contributions and expertise will enhance Unifi’s growth potential.”

Ms. Ramlo stated, “I am grateful to join the Board of Directors of Unifi. This is an exciting time for the Company, as sustainability continues to become an even more prominent factor in the business environment. The team’s dedication to innovation and sustainability is paramount to creating the future of textile products. I look forward to working with the Unifi team and leveraging my past experiences to generate future success.”

About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 25 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products.  Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial protection, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

For more information, contact:

Will Stack

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

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